Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS THIRD QUARTER EPS INCREASES 13%

TO $0.17 PER DILUTED SHARE

CITY of INDUSTRY, CA, November 19, 2008 — Hot Topic, Inc. (Nasdaq Global Select Market: HOTT), reported results for its third fiscal quarter (13 weeks) ended November 1, 2008.

The company reported net income in the third quarter of $7.4 million, or $0.17 per diluted share, compared to $6.7 million, or $0.15 per diluted share, for the comparable period last year. The third quarter of fiscal 2008 results include approximately $0.01 per share of expense related to ShockHound (www.shockhound.com), the company’s new online music site.

As previously reported, total sales for the third quarter of fiscal 2008 increased 4.7% to $197.3 million compared to $188.5 million for the third quarter last year. Total company comparable store sales increased 1.0% for the third quarter of fiscal 2008. A summary of the sales results by division (including internet) is as follows:

	Net Sales		Comparable Store Sales % Change
	$ Millions	% Change To Last Year	This Year	Last Year
THIRD QUARTER:
Hot Topic	$159.7	2.9%	1.7%	-3.1%
Torrid	$37.6	13.2%	-3.0%	0.4%
Total Co.	$197.3	4.7%	1.0%	-2.6%

At the end of the third quarter of fiscal 2008, the company operated 683 Hot Topic stores and 158 Torrid stores compared to 695 Hot Topic stores and 147 Torrid stores at the end of the third quarter of fiscal 2007. During the third quarter of fiscal 2008, the company opened one Hot Topic store and one Torrid store, and closed two Hot Topic stores and one Torrid store. The company also remodeled two Hot Topic stores during the quarter.

The company reiterated its fourth quarter (13 weeks ending January 31, 2009) earnings guidance in the range of $0.25 to $0.28 per diluted share based upon a comparable store sales decline of low-single digits.

A conference call to discuss third quarter results, business trends, guidance and other matters is scheduled for November 19, 2008 at 4:30 PM (ET). The conference call number is 866-831-6291, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast on the company’s Investor Relations website located at http://investorrelations.hottopic.com. A replay of the conference call will be available at 888-286-8010, pass code 98453240, for approximately two weeks. In addition, a webcast replay of the conference call will be available on the company’s Investor Relations website for approximately two weeks.

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts, as well as the e-space music discovery concept, ShockHound. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women principally between the ages of 12 and 22. Torrid offers apparel, lingerie, shoes and accessories designed for various lifestyles for plus-size females principally between the ages of 15 and 29. ShockHound (www.shockhound.com) is a one-stop, genre-spanning music website where people of all ages can purchase MP3s and music merchandise, share their music interests and read music news and editorial content. As of November 1, 2008, the company operated 683 Hot Topic stores in all 50 states and Puerto Rico, 158 Torrid stores, and internet stores www.hottopic.com, www.torrid.com and www.shockhound.com.

In addition to historical information, this news release and the aforementioned conference call contain forward-looking statements, which may include statements relating to financial results, guidance, store operations, closures, remodels and relocations, projections and other financial performance. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings, the new online music site, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, technology and other risks associated with internet sales, the effect of high petroleum prices and other economic conditions, the effect of negative conditions in the global capital and credit markets, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, relationships with mall developers and operators, relationships with our vendors, the risk that available cash or mall space will not be adequate for planned expansion, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended February 2, 2008. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Jim McGinty, CFO 626-839-4681 x2675

Megan Hall, Investor Relations 626-839-4681 x2173

HOT TOPIC, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended
	Nov. 1, 2008	Nov. 3, 2007
Net sales	$197,309	$188,462
Cost of goods sold, including buying, distribution and occupancy costs	123,128	119,994
Gross margin	74,181	68,468
Selling, general & administrative expenses	62,422	57,961
Income from operations	11,759	10,507
Interest income, net	511	414
Income before income taxes	12,270	10,921
Provision for income taxes	4,832	4,246
Net income	$7,438	$6,675

Earnings per share:
Basic	$0.17	$0.15
Diluted	$0.17	$0.15
Weighted average shares outstanding
Basic	43,810	43,788
Diluted	43,972	44,112

	Nine Months Ended
	Nov. 1, 2008	Nov. 3, 2007
Net sales	$523,101	$507,427
Cost of goods sold, including buying, distribution and occupancy costs	341,727	336,416
Gross margin	181,374	171,011
Selling, general & administrative expenses	173,457	165,678
Income from operations	7,917	5,333
Interest income, net	1,299	1,474
Income before income taxes	9,216	6,807
Provision for income taxes	3,634	2,670
Net income	$5,582	$4,137

Earnings per share:
Basic	$0.13	$0.09
Diluted	$0.13	$0.09
Weighted average shares outstanding
Basic	43,761	44,128
Diluted	43,815	44,236

HOT TOPIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Nov. 1, 2008	Nov. 3, 2007
Current Assets:
Cash, cash equivalents and short-term investments	$60,310	$35,634
Inventory	94,574	104,881
Prepaid expenses and other current assets	15,392	15,355
Deferred tax assets	5,015	4,104
Total current assets	175,291	159,974

Property and equipment, net	160,644	174,244
Deposits and other assets	1,480	1,283
Long-term investments	9,545	—
Deferred tax assets	6,586	4,204

Total assets	$353,546	$339,705

Current Liabilities:
Accounts payable	$31,805	$40,494
Accrued liabilities	35,815	33,327
Income taxes payable	2,872	1,470
Total current liabilities	70,492	75,291

Deferred rent	37,818	40,986
Deferred compensation liability	1,183	1,124
Income taxes payable	844	300
Total liabilities	110,337	117,701

Total shareholders’ equity	243,209	222,004

Total liabilities and shareholders’ equity	$353,546	$339,705

OTHER DATA

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	Nov. 1, 2008	Nov. 3, 2007
Depreciation and amortization	$28,742	$31,274
Capital expenditures	$18,777	$40,230
Number of stores open at end of period:
Hot Topic	683	695
Torrid	158	147
Total store square footage	1,594,200	1,583,100